Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2020 RESULTS

Houston, TX — July 27, 2020 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the quarter ended June 30, 2020.

For the quarter ended June 30, 2020, net income was $39.5 million or $1.08 per diluted share, as compared to $24.2 million or $0.65 per diluted share, for the quarter ended June 30, 2019. Revenue for the second quarter of 2020 was $743.5 million compared to $650.3 million in 2019. The Company reported operating cash flows of $141.9 million in the current quarter compared to $25.6 million in 2019.

Backlog as of June 30, 2020 was $1.53 billion as compared to $1.62 billion as of March 31, 2020 and $1.50 billion as of June 30, 2019. On a same-store basis, backlog decreased from $1.50 billion as of June 30, 2019 to $1.44 billion as of June 30, 2020.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “In spite of the challenges of the global pandemic, Comfort Systems USA achieved great earnings and extraordinary cash flow this quarter. Our earnings increased by 63% compared to the same quarter last year. Our free cash flow was also remarkably strong at more than $135 million this quarter, more than $100 million ahead of the same period in 2019. We maintained a strong backlog despite a sequential same store decrease of $133 million, or 8%, since March 31, 2020. This decrease is primarily composed of seasonal variation plus approximately $60 million of projects that we removed from backlog as a result of adverse effects relating to the pandemic. The majority of the projects we removed will likely be completed, however, we chose to remove any project that has been paused or is expected to be paused if there is no specified resumption date.”

The Company reported net income of $57.2 million, or $1.55 per diluted share, for the six months ended June 30, 2020, as compared to $44.0 million, or $1.18 per diluted share, in 2019. The Company also reported revenue of $1.44 billion for the six months ended June 30, 2020, as compared to $1.19 billion in 2019. Operating cash flow for the six months ended June 30, 2020 was $163.8 million, as compared to $26.6 million in 2019.

Mr. Lane continued, “Project work continues to be strong, and by June our service operations were near pre-pandemic levels, with strong profitability. Our service and controls companies are also helping our customers to assess and improve their internal air quality. We continue to implement social distancing and protective measures across our businesses, and our courageous and resilient employees are continuing to work hard, including on projects that are crucial to the country’s pandemic response. We also achieved better than expected profitability in our modular operations, including at our newly acquired operation TAS Energy Inc., which is off to a strong start.”

Mr. Lane concluded, “Assuming the pandemic does not materially worsen, we now expect to achieve full-year 2020 results that are at least comparable to our record results in 2019. We are very pleased with our prospects, but given uncertainties relating to the ongoing pandemic we continue to prepare for a wide range of economic circumstances over the coming quarters.”

The Company will host a webcast and conference call to discuss its financial results and position on Tuesday, July 28, 2020 at 10:00 a.m. Central Time. The call-in number for this conference call is 1-888-713-4213, and enter 24522569 as the passcode. The call and the slide presentation to accompany the remarks can be accessed on the

Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 147 locations in 116 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated; difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2020	%	2019	%	2020	%	2019	%
Revenue	$743,468	100.0%	$650,302	100.0%	$1,443,599	100.0%	$1,188,775	100.0%
Cost of services	597,773	80.4%	530,286	81.5%	1,180,811	81.8%	962,094	80.9%
Gross profit	145,695	19.6%	120,016	18.5%	262,788	18.2%	226,681	19.1%

SG&A	85,045	11.4%	84,506	13.0%	177,969	12.3%	163,411	13.7%
Gain on sale of assets	(312)	—	(192)	—	(866)	(0.1)%	(411)	—
Operating income	60,962	8.2%	35,702	5.5%	85,685	5.9%	63,681	5.4%

Interest expense, net	(2,526)	(0.3)%	(2,983)	(0.5)%	(5,079)	(0.4)%	(4,020)	(0.3)%
Changes in the fair value of contingent earn-out obligations	(3,871)	(0.5)%	(1,762)	(0.3)%	(1,599)	(0.1)%	(1,920)	(0.2)%
Other income	—	—	149	—	25	—	164	—
Income before income taxes	54,565	7.3%	31,106	4.8%	79,032	5.5%	57,905	4.9%

Provision for income taxes	15,070		6,933		21,821		13,866
Net income	$39,495	5.3%	$24,173	3.7%	$57,211	4.0%	$44,039	3.7%

Income per share
Basic	$1.08		$0.65		$1.56		$1.19
Diluted	$1.08		$0.65		$1.55		$1.18

Shares used in computing income per share:
Basic	36,581		36,943		36,628		36,933
Diluted	36,737		37,223		36,821		37,228

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	%	2019	%	2020	%	2019	%

Net income	$39,495		$24,173		$57,211		$44,039
Provision for income taxes	15,070		6,933		21,821		13,866
Other income, net	—		(149)		(25)		(164)
Changes in the fair value of contingent earn-out obligations	3,871		1,762		1,599		1,920
Interest expense, net	2,526		2,983		5,079		4,020
Gain on sale of assets	(312)		(192)		(866)		(411)
Depreciation and amortization	18,083		14,295		30,774		25,019
Adjusted EBITDA	$78,733	10.6%	$49,805	7.7%	$115,593	8.0%	$88,289	7.4%

Note: The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income, provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization. Other companies may define Adjusted EBITDA differently. Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$53,253	$50,788
Billed accounts receivable, net	624,526	619,037
Unbilled accounts receivable, net	47,654	55,542
Costs and estimated earnings in excess of billings, net	23,515	2,736
Other current assets, net	43,557	62,081
Total current assets	792,505	790,184
Property and equipment, net	121,569	109,796
Goodwill	420,782	332,447
Identifiable intangible assets, net	210,164	159,974
Other noncurrent assets	130,423	112,611
Total assets	$1,675,443	$1,505,012

Current maturities of long-term debt	$85	$20,817
Accounts payable	202,075	196,195
Billings in excess of costs and estimated earnings	226,047	166,918
Other current liabilities	253,279	224,067
Total current liabilities	681,486	607,997
Long-term debt, net	231,442	205,318
Other long-term liabilities	134,082	106,393
Total liabilities	1,047,010	919,708
Total stockholders’ equity	628,433	585,304
Total liabilities and stockholders’ equity	$1,675,443	$1,505,012

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Cash provided by (used in):
Operating activities	$141,866	$25,609	$163,786	$26,600
Investing activities	$(99,623)	$(201,546)	$(115,159)	$(211,346)
Financing activities	$(122,256)	$183,594	$(46,164)	$175,913

Free cash flow:
Cash from operating activities	$141,866	$25,609	$163,786	$26,600
Purchases of property and equipment	(7,042)	(6,836)	(14,539)	(15,680)
Proceeds from sales of property and equipment	688	275	1,378	632
Free cash flow	$135,512	$19,048	$150,625	$11,552

Note: Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales. Other companies may define free cash flow differently. Free cash flow is presented because it is a financial measure that is frequently requested by third parties. However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.